Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-147149 and 333-168800) of Remark Media, Inc. and subsidiaries (formerly HSW International, Inc.) of our report dated March 29, 2011 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

March 22, 2012